As filed with the Securities and Exchange Commission on December 15, 2020

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iQIYI, Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9/F, iQIYI Innovation Building

No. 2 Haidian North First Street, Haidian District

Beijing 100080, People’s Republic of China

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Xiaodong Wang, Chief Financial Officer

E-mail: wangxiaodong@qiyi.com

9/F, iQIYI Innovation Building

No. 2 Haidian North First Street, Haidian District

Beijing 100080, People’s Republic of China

+86 10-6267-7171

Z. Julie Gao, Esq. Jonathan B. Stone, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o Jing An Kerry Centre, Tower II 46th Floor 1539 Nanjing West Road Shanghai 200040, China +86 21-6193-8200

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum aggregate price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A ordinary shares, par value US$0.00001 per share(3)	—	—	—	—
Debt Securities	—	—	—	—

(1)

Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(2)

An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(3)

American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-223709). Each American depositary share represents seven Class A ordinary shares.

PROSPECTUS

iQIYI, Inc.

Class A Ordinary Shares

Debt Securities

We may from time to time in one or more offerings offer and sell our debt securities or Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, selling shareholders named in a prospectus supplement may offer and sell our Class A ordinary shares held by them. We will not receive any proceeds from the sale of our Class A ordinary shares by selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 57 of this prospectus.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “IQ.” On December 14, 2020, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$22.60 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 4 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2020

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to our American depositary shares, each of which represents seven Class A ordinary shares;

•	“Baidu” refers to Baidu, Inc., our parent company and controlling shareholder;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong, and Macau;

•	“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value US$0.00001 per share;

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States; and

•

“we,” “us,” “our company” and “our” refer to iQIYI, Inc., a Cayman Islands company, and its subsidiaries, and, in the context of describing our operations and combined and consolidated financial information, also include its consolidated affiliated entities in the PRC.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our ability to retain and increase the number of users, members and advertising customers, and expand our service offerings;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenues, costs or expenditures;

•	competition in our industry;

•	government policies and regulations relating to our industry;

•	general economic and business conditions globally and in China; and

•	assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

CORPORATE INFORMATION

Our principal executive offices are located at 9/F, iQIYI Innovation Building, No. 2 Haidian North First Street, Haidian District, Beijing, 100080 People’s Republic of China. Our telephone number at this address is +86 10-6267-7171. Our registered office in the Cayman Islands is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities and notes registered by the registration statement of which this prospectus is a part.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at http://ir.iqiyi.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS

Please see the factors set forth under “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

Summary of Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•

We have been and may again be subject to legal proceedings, claims and investigations in the ordinary course of business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition;

•	We have incurred net losses since our inception and may continue to incur losses in the future;

•

If we fail to anticipate user preferences and provide high-quality content, especially popular original content, in a cost-effective manner, we may not be able to attract and retain users to remain competitive;

•	If we fail to procure content from content providers upon terms acceptable to us, our business may be materially and adversely affected;

•	If our efforts to retain members and attract new members are not successful, our business and results of operations will be materially and adversely affected;

•

If we fail to retain existing or attract new advertising customers to advertise on our platform, maintain and increase our wallet share of advertising budget or if we are unable to collect accounts receivable in a timely manner, our financial condition and results of operations may be materially and adversely affected;

•

We operate in a capital intensive industry and require a significant amount of cash to fund our operations, content acquisitions and technology investments. If we cannot obtain sufficient capital, our business, financial condition and prospects may be materially and adversely affected;

•	The success of our business depends on our ability to maintain and enhance our brand;

•

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

•	Our overseas operations may not be successful and may be adversely affected by legal, regulatory, political and economic risks; and

•

We may be the subject of detrimental conduct by third parties, including complaints to regulatory agencies and the public dissemination of malicious assessments of our business, which could have a negative impact on our reputation and cause us to lose market share, users, advertisers and revenues, and adversely affect the price of our ADSs.

Risks Related to Our Relationship with Baidu

Risks and uncertainties related to our relationship with Baidu include, but are not limited to, the following:

•	We have limited experience operating as a stand-alone public company;

•	We may have conflicts of interest with Baidu and, because of Baidu’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us;

•

Our agreements with Baidu may be less favorable to us than similar agreements negotiated with unaffiliated third parties. In particular, our master business cooperation agreement with Baidu limits the scope of business that we are allowed to conduct;

•

If our collaboration with Baidu is terminated or curtailed, or if we are no longer able to benefit from the synergies of our business cooperation with Baidu, our business may be adversely affected; and

•	Baidu will control the outcome of shareholder actions in our company.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

•

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

•

We rely on contractual arrangements with our consolidated affiliated entities and their shareholders for our business operations, which may not be as effective as direct ownership in providing operational control;

•

Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business;

•	The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition; and

•

Contractual arrangements in relation to our consolidated affiliated entities may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC consolidated affiliated entities owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Risks Related to Doing Business in the People’s Republic of China

We are also subject to risks and uncertainties related to doing business in the People’s Republic of China in general, including, but are not limited to, the following:

•

The audit report incorporated by reference in this prospectus is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, and as such, our investors are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs;

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations;

•	Uncertainties with respect to the PRC legal system could adversely affect us;

•

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business; and

•

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us to make loans to or make additional capital contributions to our PRC subsidiaries and consolidated affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to Our Business and Industry

We have been and may again be subject to legal proceedings, claims and investigations in the ordinary course of business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition.

We are subject to various legal proceedings, claims and government investigations that have arisen in the ordinary course of business and have not yet been fully resolved. New legal proceedings, claims and investigations may arise in the future. The existence of litigation, claims, investigations and proceedings may harm our reputation, business and adversely affect the trading price of our ADSs.

Starting in April 2020, we and certain of our current and former officers and directors were named as defendants in putative securities class actions filed in federal court, captioned Lee v. iQIYI, Inc. et al., No. 1: 2020-cv-0183 (U.S. District Court for the Eastern District of New York, filed April 16, 2020) (the “Lee Case”); Shiferaw v. iQIYI, Inc. et al., No. 1: 2020-cv-03115 (U.S. District Court for the Southern District of New York, filed April 17, 2020) (the “Shiferaw Case”); Jenkins v. iQIYI, Inc. et al., No. 4:20-cv-02882 (U.S. District Court for the Northern District of California, filed April 27, 2020) (the “Jenkins Case”); and Le Rivage LLC v. iQIYI, Inc. et al., No. 1:20-cv-02653 (U.S. District Court for the Eastern District of New York, filed June 15, 2020) (the “Le Rivage Case”). All of these cases were purportedly brought on behalf of a class of persons who allegedly suffered damages as a result of alleged misstatements and omissions in the Company’s public disclosure documents. On June 15, 2020, the Shiferaw Case was voluntarily dismissed by plaintiffs. On July 6, 2020, the court granted our motion to transfer the Jenkins Case to the U.S. District Court for the Eastern District of New York. The Lee Case, Jenkins Case, and Le Rivage Case remain in their preliminary stages. Regardless of the merit of particular claims, legal proceedings and investigations may result in reputational harm, be expensive, time consuming, disruptive to our operations and distracting to management. In the event we do not prevail or we enter into settlement arrangements in any of these proceedings or investigations, we may incur significant expenses which may materially adversely affect our results of operations.

The SEC’s Division of Enforcement is seeking the production of certain financial and operating records dating from January 1, 2018, as well as documents related to certain acquisitions and investments that were identified in the Wolfpack Report. We are cooperating with the SEC, and we cannot predict the duration, outcome, or impact of the SEC investigation.

In addition, we are subject to legal proceedings in the ordinary course of business. We have been involved in litigation based on allegations of infringement of third-party copyright, including information network dissemination rights, and other rights, due to the content available on our platform. We have been subject to lawsuits in China for alleged unfair competition in connection with our platform. We may also face litigation or administrative actions for defamation, negligence, copyright and trademark infringement, or other purported injuries resulting from the content we provide or the nature of our services.

We were subject to a total of 1,199 lawsuits in China for alleged copyright infringement between January 1, 2017 and December 31, 2019, in connection with our platform. Approximately 81.4% of the lawsuits filed from January 1, 2017 through December 31, 2019 in connection with the iQIYI platform were rejected by relevant PRC courts, withdrawn by the plaintiffs or settled by the parties. As of December 31, 2019, a total of 227 lawsuits against us in connection with our platform were pending, with the aggregate amount of damages sought under these pending cases being RMB247.9 million (US$35.6 million).

The outcome of legal proceedings and investigations is inherently uncertain. If one or more legal matters were resolved against us or an indemnified third party in a reporting period for amounts in excess of management’s expectations, our financial condition and operating results for that reporting period could be materially adversely affected. Further, such an outcome could result in significant compensatory, punitive or trebled monetary damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief against us that could materially adversely affect our financial condition and operating results.

We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience such working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

As a result of changes in our funding position and operating assets and liabilities, we had a working capital deficit (defined as total current assets deducted by total current liabilities) of RMB4,940.0 million (US$727.6 million) as of September 30, 2020. We have achieved a working capital surplus as of December 31, 2018 and December 31, 2019. There is no assurance that we will generate the sufficient net income or operating cash flows to meet our working capital requirements and repay our liabilities as they become due in the future due to a variety of factors. We plan to take actions in order to address our working capital deficit, including prudently manage our working capital, and raise additional equity or debt financing on terms that are acceptable to us. There can be no assurance, however, that we will be able to successfully take any of these actions in a timely manner. Our inability to take these actions as and when necessary could materially adversely affect our liquidity, results of operations, financial condition and ability to operate.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to adapt to or comply with the evolving expectations and standards on environmental, social and governance matters from investors and the PRC government may adversely affect our business, financial condition and results of operation.

The PRC government and public advocacy groups have been increasingly focused on environment, social and governance (“ESG”) issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Investor advocacy groups, certain institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, increased focus from investors and the PRC government on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Any ESG concern or issue could increase our regulatory compliance costs. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the PRC government or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of our ADSs could be materially and adversely effected.

Any lack of requisite permits for any of our internet video and other content or any of our business may expose us to regulatory sanctions.

In 2009, the State Administration of Radio, Film and Television, or SARFT, released a Notice on Strengthening the Administration of Online Audio/Video Program Content. This notice reiterated, among other things, that all films and television shows released or published online must be in compliance with relevant regulations on the administration of radio, film and television. In other words, these films and television shows, whether produced in the PRC or overseas, must be pre-approved by SARFT, the authority of which is currently exercised by the National Radio and Television Administration, or the NRTA and the State Film Bureau, or the SFB, and distributors of these films and television shows must obtain an applicable permit before releasing them. In September 2014, the SAPPRFT, which replaced SARFT, reiterated that all the foreign TV dramas and films published to the public via internet must obtain their respective permit. In addition, all the foreign TV dramas and films published to the public via internet by competent license holders must be registered with the SAPPRFT before March 31, 2015 and all un-registered TV dramas and films will be prohibited from broadcasting via internet from April 1, 2015. In addition, online games are also subject to approval by the SAPPRFT, the authority of which is currently exercised by the State Administration of Press and Publication, or the SAPP, and approval by or filing with the Ministry of Culture. As mentioned in the news reports, between March and December 2018, such approval or filing of domestic online games were suspended, which may have been due to the institutional restructuring of game approval authorities involving the Ministry of Culture and Tourism and the SAPPRFT, and we can not apply for such approval or filing during this period. Such suspension caused significant delays in the introduction of new games in the Chinese market.

In terms of licensed third-party content published or online games distributed jointly with third parties, we obtain and rely on written representations from content providers and third-party operators regarding the NRTA, SFB, SAPP and other approval and filing status of these content and online games, and, to a lesser extent, require content providers and third-party operators to produce evidence demonstrating that they and the licensed content or the online games have received all requisite permits and approvals. We also import some foreign TV dramas and films and apply for the permits for and register such contents with the competent authorities by ourselves. However, we cannot assure you that our monitoring procedures with respect to licensed content and online games are fully adequate, and we cannot guarantee that the remedies provided by these content providers, if any, will be sufficient to compensate us for potential regulatory sanctions imposed by the NRTA, SFB or SAPP due to violations of the approval and permit requirements and for the foreign TV dramas and movies imported by us, we cannot assure you that we will be able to obtain the permits for or register such contents with the competent authorities in a timely manner or at all. Nor can we ensure that any such sanctions will not adversely affect either the general availability of video, online games or other content on our platform or our reputation. In addition, such risks may persist due to ambiguities and uncertainties relating to the implementation and enforcement of this notice. Although we have internal content monitoring procedures in place to review our procured content, we face risks of termination of permits and approvals, contractual misrepresentations and failure to honor representations or indemnify us against any claims or costs by content providers.

We have obtained the Value-added Telecommunications Business Operation License for information services via internet, or ICP License, the Permit for Internet Audio-Video Program Service, the Network Culture Business Permit, the Permit for Internet Drug Information Service, and other relevant permits required for operating our business. However, we have not obtained and are in the process of applying for or upgrading and expanding certain approvals or permits which are required or may be required for our operation of businesses. For example, we have not obtained and are planning to apply for the Permit for Internet News Information Service to publish current political news on our platform or disseminate such news through the internet. Beijing iQIYI has not obtained and is in the process of applying for the Internet Publishing Service License in relation to our online games, comics and online literature operation. We also have not obtained and are in the process of applying for adding and amending certain service items for our Permit for Internet Audio-Video Program Service, such as forwarding the audio-video programs uploaded by the users, rebroadcasting radio and TV channels, displaying current political audio-video news programs and providing video and audio live broadcasting of cultural activities, sports events and other activities organized by the general social groups. We are also planning to apply for adding online performances for the Network Culture Business of Beijing iQIYI and adding electronic data interchange as a permitted business for our Value-added Telecommunications Business Operation License. We are also filing several HTML5 online games operated by us with the Ministry of Culture. Although we are planning to apply or in the process of applying for such licenses and we maintain regular oral communication with relevant regulatory authorities, which have not objected to the operations of our business in question, if we fail to obtain, maintain or renew such licenses, or obtain any additional licenses and permits or make any records or filings required by new laws, regulations or executive orders required for our new business in a timely manner or at all, we could be subject to liabilities or penalties, and our operations could be adversely affected.

In addition, new laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention, which may require us to obtain new license and permits, or take certain actions that may adversely affect our business operations. For example, we have recently voluntarily taken down certain online advertisements on our platform due to tightened regulations on online advertisements.

As the industry that we operate in is still evolving in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and to address new issues that arise from time to time. We may not timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future. Nor can we assure you that we will be able to timely address all the change in policy, failure of which may subject us to liabilities or penalties, and our operations could be adversely affected.

Risks Related to Our Corporate Structure

If the chops of our PRC subsidiaries and our VIEs are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries and VIEs are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

Risks Related to Doing Business in the People’s Republic of China

The audit reports included in our annual reports on Form 20-F filed with the SEC are prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

Our auditor is registered with the Public Company Accounting Oversight Board (United States), or the PCAOB. Pursuant to laws in the United States, the PCAOB has authority to conduct regular inspections over independent registered public accounting firms registered with the PCAOB to assess their compliance with the applicable professional standards. Our auditor is also located in China, a jurisdiction which does not allow the PCAOB to conduct inspections without the approval of the Chinese authorities. As a result, we understand that our auditor is not currently inspected by the PCAOB.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance, which established a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC. The PCAOB continued to discuss with the CSRC and the PRC Ministry of Finance on joint inspections in the PRC of PCAOB-registered audit firms that provide auditing services to Chinese companies that trade on U.S. stock exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting the continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risks of insufficient disclosures from companies in many emerging markets, including China, compared to those from U.S. domestic companies. In discussing the specific issues related to these risks, the statement again highlighted the PCAOB’s inability to inspect audit work and practices of accounting firms in

China with respect to U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or the PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms. On August 6, 2020, the PWG released the report. In particular, with respect to jurisdictions that do not grant the PCAOB sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommended that enhanced listing standards be applied to companies from NCJs for seeking initial listing and remaining listed on U.S. stock exchanges. Under the enhanced listing standards, if the PCAOB does not have access to work papers of the principal audit firm located in a NCJ for the audit of a U.S.-listed company as a result of governmental restrictions, the U.S.-listed company may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines that it has sufficient access to the firm’s audit work papers and practices to inspect the co-audit. The report recommended a transition period until January 1, 2022 before the new listing standards apply to companies already listed on U.S. stock exchanges. Under the PWG recommendations, if we fail to meet the enhanced listing standards before January 1, 2022, we could face de-listing from the Nasdaq Global Select Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate our ADS trading in the United States. There were recent media reports about the SEC’s proposed rulemaking in this regard. It is uncertain whether the PWG recommendations will be adopted, in whole or in part, and the impact of any new rule on us cannot be estimated at this time.

This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, on May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Act. The Act was approved by the U.S. House of Representatives on December 2, 2020. It will be presented to the president of the United States for signing into law within the same month. In essence, the Act requires the SEC to prohibit foreign companies from having its securities traded on U.S. securities exchanges or “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including us, the market price of our ADSs could be materially adversely affected, and our ADSs could be delisted if we are unable to meet the PCAOB inspection requirement in time.

Uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft Anti-Monopoly Guidelines for Platform Economy and draft Personal Information Protection Law and how it may impact our business operations.

In November 2020, the State Administration for Market Regulation, or the SAMR, published for comments the draft Guidelines to Anti-Monopoly in the Field of Platform Economy, or the Draft Anti-Monopoly Guidelines for Platform Economy. The Draft Anti-Monopoly Guidelines for Platform Economy provides operational standards and guidelines to be applied in identifying certain monopolistic acts of internet platforms which are prohibited to restrict unfair competition and safeguard users’ interests, including without limitation, prohibiting personalized pricing using big data and analytics, selling products below cost without reasonable causes, actions or arrangements seen as exclusivity arrangements, using technology means to block competitors’ interface, using bundle services to sell services or products. In addition, internet platforms’ compulsory collection of user data may be viewed as abuse of dominant market position that may have the effect to eliminate or restrict competition. The Draft Anti-Monopoly Guidelines for Platform Economy further emphasizes that concentration of undertakings with the VIE structure will also be subject to the SAMR’s anti-monopoly review if the thresholds for notification are met. The SAMR is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. In October 2020, the Standing Committee of the National People’s Congress officially released the draft for the first reading of the Personal Information Protection Law, or the Draft Personal Information Protection Law. The Draft Personal Information Protection Law provides the basic regime for personal information protection, including without limitation, stipulating an expanded definition of personal information, providing a long-arm jurisdiction in cross-border scenarios, emphasizing individual rights, and prohibiting rampant infringement of personal information, such as stealing, selling, or secretly collecting personal information. If the Draft Anti-Monopoly Guidelines for Platform Economy or the Draft Personal Information Protection Law is promulgated as an effective regulation in the future, we cannot assure you that our business operations will comply with such regulation in all respects and we may be ordered to terminate certain of our business operations that are deemed illegal by the regulatory authorities and become subject to fines and/or other sanctions.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Risks Related to this Offering, our Class A ordinary shares and our ADSs

Techniques employed by short sellers may drive down the market price of our ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We are currently, and may in the future be, the subject of unfavorable allegations made by short sellers. See “Our Company—Legal Proceedings” for more information about the Wolfpack short seller report, including the related SEC investigation and class action lawsuits. Any such allegations may be followed by periods of instability in the market price of our ordinary shares and ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholder’s equity, and the value of any investment in our ADSs could be greatly reduced or rendered worthless.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and (v) certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

In addition, as a foreign private issuer whose securities are listed on the Nasdaq Global Select Market, we are permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series. We rely on the exemption available to foreign private issuers for the requirement under Nasdaq Rule 5605(c)(2)(A)(i) that each member of the audit committee must be an independent director as defined under Nasdaq Rule 5605(a)(2). Mr. Herman Yu, who is a member of our audit committee and is a non-voting member of our audit committee, is not an independent director as defined under Nasdaq Rule 5605(a)(2). In addition, in lieu of the requirements of Rule 5635(c) of the Nasdaq Rules that shareholder approval be required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, we elect to follow our home country practices with respect to the composition of our board of directors and approval for adoption and material amendment to our equity-based compensation plans. If we continue to rely on these and other exemptions available to foreign private issuers in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. In addition, we follow home country practice with respect to annual shareholders meetings and did not hold an annual meeting of shareholders in 2019. Furthermore, as a result of our use of the “controlled company” exemptions, our investors will not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$1,000,000 divided into 100,000,000,000 shares comprising of (i) 94,000,000,000 Class A ordinary shares of a par value of US$0.00001 each, (ii) 5,000,000,000 Class B ordinary shares of a par value of US$0.00001 each and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the ninth amended and restated memorandum and articles of association of our company.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our company will issue only non-negotiable shares, and will not issue bearer or negotiable shares.

Register of Members. Under Cayman Islands law, we must keep a register of members and there should be entered therein:

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the names and addresses of the members, a statement of the shares held by each member, of the amount paid or agreed to be considered as paid, on the shares of each member and whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors (provided always that dividends may be declared and paid only out of funds legally available therefor, namely out of either profit, retained earnings or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business).

Classes of Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares (and a further class of authorized but undesignated shares). Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends (subject to the ability of the board of directors, under our current memorandum and articles of association, to determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and to settle all questions concerning such distribution (including fixing the value of such assets, determining that cash payment shall be made to some shareholders in lieu of specific assets and vesting any such specific assets in trustees on such terms as the directors think fit)) and other capital distributions.

Conversion. Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to ten votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

Walkers (Hong Kong), our counsel as to Cayman Islands law, has advised that such voting structure is in compliance with current Cayman Islands law as in general terms, a company and its shareholders are free to provide in the articles of association for such rights as they consider appropriate, subject to such rights not being contrary to any provision of the Companies Law and not inconsistent with common law.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares. Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

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a fee of such maximum sum as the Nasdaq Global Select Market may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to the Company in respect thereof; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares or, on a winding up, with the sanction of a special resolution of the Company and any other sanction required by the Companies Law), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares in proportion to the par value of the shares held by them (subject to, on a winding up where the assets available for distribution amongst the shareholders of the Company shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, a deduction from ordinary shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise). If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a “limited liability” company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our current memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares (together with any interests which may have accrued). The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding other than shares held as treasury shares, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any such class may (subject to any rights or restrictions for the time being attached to any class of share) only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with or subsequent to such existing class of shares or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

General Meetings of Shareholders and Shareholder Proposals. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our current memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or our chairman. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of one or more shareholders holding shares in our Company which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all shares in our Company in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our current memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our current memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Changes in Capital. Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company. We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not required to be open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Registered Office and Objects

Our registered office in the Cayman Islands is located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time decide. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

Board of Directors

Our board of directors consists of eight directors. Baidu Holdings has the right to appoint a majority of our directors as long as Baidu Holdings and its affiliates hold no less than 50% of the voting power of our Company. In addition, some of our directors are also senior management of Baidu. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (i) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

We have a compensation committee that assists the board in reviewing and approving the compensation structure and form of compensation of our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in Delaware and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration (among other matters) as to the solvency of the consolidated or surviving company, a statement of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the court would nevertheless be likely to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; and

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest.

Where a scheme or contract involving the transfer of shares or any class of shares in a company to another company has, within four months after the making of the offer, been approved by the holders of not less than ninety per cent in value of the shares affected, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. Dissenting shareholders may object by filing proceedings in the Grand Court of the Cayman Islands, but such objections are unlikely to be successful where the offer has been accepted by holders of 90% in value of the shares affected unless there is evidence that shareholders have been treated in an unfair or prejudicial manner.

If an arrangement and reconstruction of a Cayman Islands company is approved by at least 90% in value of the shareholders (as described above), a dissenting shareholder would have no rights comparable to the appraisal rights which it would have if the company in question were a Delaware corporation (being the right to receive payment in cash for the judicially determined value of its shares).

Shareholders’ Suits. In the ordinary course, litigation brought in the name of the company must be brought by the company acting by its board, such that shareholders cannot sue in the name of the company. However, in certain circumstances (including where the alleged wrongdoer is in control of the company), shareholders in Cayman Islands companies may cause proceedings to be brought derivatively for and on behalf of the company against third parties, including the company’s directors.

Indemnification of Directors and Executive Officers and Limitation of Liability. The ability of Cayman Islands companies to provide in their articles of association for indemnification of officers and directors is limited, insofar as it is not permissible for the directors to contract out of the core fiduciary duties they owe to the company, nor would any indemnity be effective if it were held by the Cayman Islands courts to be contrary to public policy, which would include any attempt to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association provide that our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with each of our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes duties to the company including the following: a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care and the test in the Cayman Islands against which that duty is measured is both objective and subjective.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to table resolutions at a general meeting. However, these rights may be provided in a company’s articles of association. Our current memorandum and articles of association provides that, on the requisition of shareholders holding shares representing in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, the board shall convene an extraordinary general meeting. However, our current memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Appointment of Directors. For so long as Baidu Holdings and its affiliates collectively hold no less than 50% of the voting power of the Company, Baidu Holdings shall be entitled to appoint, remove and replace a majority of the directors.

The board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors, appoint any person as a director, to fill a casual vacancy on the board of directors that is not a Baidu Holdings appointed director or as an addition to the existing board of directors. A vacancy on the board of directors created by the removal of a non-Baidu Holdings appointed director may be filled by way of an ordinary resolution of the Company’s shareholders or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors.

Each director whose term of office expires shall be eligible for re-election at a meeting of the Company’s shareholders or re-appointment by the board of directors.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current memorandum and articles of association, directors not appointed by Baidu Holdings may be removed by ordinary resolution of our shareholders or pursuant to an existing written agreement between the director and the Company.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up either voluntarily or compulsorily. A company may be wound up by the Grand Court of the Cayman Islands for a number of reasons, including: (i) the company has passed a special resolution requiring the company to be wound up by the Grand Court; (ii) the company is unable to pay its debts; and (iii) the Grand Court is of opinion that it is just and equitable that the company should be wound up.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our current articles of association, we may only materially adversely vary the rights attached to any class of shares (subject to any rights or restrictions for the time being attached to any class of share) with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law, our memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our current memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares. Under our current memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years:

Convertible Notes

In January 2017, we issued and sold in the aggregate US$1.53 billion of convertible notes to Baidu Holdings, Harvest Rewards Fund LP, Eastone International Co., Ltd, Gorgeous Rainbow Limited, HH RSV-V Holdings Limited, Honey Best Limited, Madrone Opportunity Fund, L.P., Xiang He Fund I, L.P., VMS Video Holdings Limited, IDG Infinity Financial Limited, Run Liang Tai (Hong Kong) Investment Company Limited, SCC Growth IV Holdco A, Ltd. and Silverlink Capital LP.

In December 2018, we completed an offering of US$750 million in aggregate principal amount of convertible senior notes due 2023, or the 2023 Notes. The 2023 Notes have been offered in the United States to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The initial conversion rate of the 2023 Notes is 37.1830 ADSs per US$1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately US$26.89 per ADS and represents a conversion premium of approximately 40% above the closing price of the ADSs on November 29, 2018, which was US$19.21 per ADS). The conversion rate for the 2023 Notes is subject to adjustment upon the occurrence of certain events. The 2023 Notes will bear interest at a rate of 3.75% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2019. The 2023 Notes will mature on December 1, 2023, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date. The holders may require us to repurchase all or portion of the Notes for cash on December 1, 2021, or upon a fundamental change, at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest. In connection with the offering of the 2023 Notes, we have entered into capped call transactions with certain counterparties, where we purchased capped call options at the price of US$67.5 million. The cap price of the capped call transactions is initially US$38.42 per ADS and is subject to adjustment under the terms of the capped call transactions.

In March 2019, we completed an offering of US$1.2 billion in aggregate principal amount of convertible senior notes due 2025, or the 2025 Notes. The 2025 Notes have been offered in the United States to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The initial conversion rate of the 2025 Notes is 33.0003 ADSs per US$1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately US$30.30 per ADS and represents a conversion premium of 32.5% above the closing price of our ADSs on March 26, 2019, which was US$22.87 per ADS). The conversion rate for the 2025 Notes is subject to adjustment upon the occurrence of certain events. The 2025 Notes will bear interest at a rate of 2.00% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2019. The 2025 Notes will mature on April 1, 2025, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date. The holders may require us to repurchase all or portion of the Notes for cash on April 1, 2023, or upon a fundamental change, at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest. In connection with the offering of the 2025 Notes, we have entered into capped call transactions with certain counterparties, where we purchased capped call options at the price of US$84.5 million. The cap price of the capped call transactions is initially US$40.02 per ADS and is subject to adjustment under the terms of the capped call transactions.

Ordinary shares

On February 2, 2018, we issued 7,500,251 ordinary shares to Cannes Ventures Limited pursuant to the exercise of certain options.

On April 3, 2018, at the closing of our initial public offering, we issued and sold a total of 875,000,000 Class A ordinary shares, represented by ADSs at a public offering price of US$18.00 per ADS. On April 30, 2018, we issued and sold an additional 67,525,675 Class A ordinary shares, represented by ADSs at US$18.00 per ADS, at the closing of the option to purchase additional ADSs exercised by the underwriters of our initial public offering.

On April 12, 2018, we issued an aggregate of 36,860,691 Class B ordinary shares to Baidu Holdings pursuant to a share purchase agreement we entered into with Baidu Holdings in February 2018.

On September 24, 2018, we issued 399,083,573 Class A ordinary shares to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards under the 2010 Equity Incentive Plan and the 2017 Share Incentive Plan. As of December 31, 2019, a total of 321,825,406 Class A ordinary shares are deemed issued but not outstanding as they have not been transferred to grantees.

On August 19, 2019 and August 14, 2020, we issued 11,888,853 and 10,917,811 restricted Class A ordinary shares, respectively, to certain key employees in relation to the acquisition of Skymoons. As of December 14, 2020, all of these restricted Class A ordinary shares have been transferred to the respective grantees, while 14,880,762 of them are contingent on the continued employment of grantees.

Preferred Shares

In October 2017, we issued an aggregate of 1,014,436,019 Series G preferred shares to Baidu Holdings, Harvest Rewards Fund LP, Eastone International Co., Ltd, Gorgeous Rainbow Limited, HH RSV-V Holdings Limited, Honey Best Limited, Madrone Opportunity Fund, L.P., Xiang He Fund I, L.P., VMS Video Holdings Limited, IDG Infinity Financial Limited, Run Liang Tai (Hong Kong) Investment Company Limited, SCC Growth IV Holdco A, Ltd. and Silverlink Capital LP upon the conversion of the convertible notes described in the preceding paragraph. All preferred shares were converted into ordinary shares upon the closing of our initial public offering on April 3, 2018.

Option and Restricted Share Unit Grants

We have granted options to purchase our ordinary shares and restricted share units to certain of our directors, executive officer, employees and employees of Baidu under our 2010 Plan and 2017 Plan, for their past and future services. See “Item 6. Directors, Senior Management and Employees—B. Compensation of Directors and Executive Officers—Share Incentive Plans.” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

Shareholders Agreements and Registration Rights

We entered into our sixth amended and restated shareholders agreement on October 26, 2017 with our then-existing shareholders. This shareholders agreement terminated upon consummation of our initial public offering other than provisions with respect to registration rights granted to our then-existing shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. At any time after the earlier of (i) the four-year period following the date of the shareholders agreement or (ii) 180 days after the effective date of the registration statement for a public offering, holders of at least 30% of the registrable securities then outstanding, or Existing Initiating Holders, holders of at least 30% of the registrable securities issued or issuable upon conversion of the Series F preferred shares then outstanding, or Series F Initiating Holders, and holders of at least 30% of the registrable securities issued or issuable upon conversion of the Series G preferred shares then outstanding, or Series G Initiating Holders, have the right to demand that we file a registration statement covering the registration of any registrable securities of such holders. We have the right to defer filing of a registration statement for a period of not more than 90 days after the receipt of the request of the initiating holders under certain conditions, but we cannot exercise the deferral right more than once in any twelve-month period and we cannot register any other share during such twelve-month period. We are not obligated to effect a demand registration if we have, within the six-month period prior to the date of a demand registration request, already effected a registration. We are not obligated to effect more than four demand registrations initiated by the Existing Initiating Holders, more than two demand registrations initiated by the Series F Initiating Holders, or more than two demand registrations initiated by the Series G Initiating Holders, other than demand registration to be effected pursuant to registration statement on Form F-3, for which an unlimited number of demand registrations shall be permitted.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the number of registrable securities of the same class or series as those proposed to be registered. If the managing underwriters of any underwritten offering determine in its view the number of registrable securities exceeds the maximum offering size, the registrable securities shall allocate first to us, second to each of holders requesting for the inclusion of their registrable securities pursuant to the piggyback registration, and third to holders of our other securities with such priorities among them as we shall determine.

Form F-3 Registration Rights. Any of the Existing Initiating Holders, Series F Initiating Holders and Series G Initiating Holders may request us in writing to file an unlimited number of registration statements on Form F-3. Promptly after receiving such request, we shall give written notice of the proposed registration and within 20 days of such notice, we shall effect the registration of the securities on Form F-3.

Expenses of Registration. We will bear all registration expenses, other than underwriting discounts and selling commissions incurred in connection with any demand, piggyback or F-3 registration.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

JPMorgan Chase Bank, N.A, as depositary, will issue the ADSs which may be offered from time to time under this prospectus. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. Each ADS will also represent any securities, cash or other property deposited with by the depositary but which they have not been distributed directly to you. Unless certificated ADSs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY, 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. The deposit agreement and form of ADR have been filed with the SEC as exhibits to our annual report on Form 20-F (File No. 001-38431).

Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine any distribution or action that is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. Shares deposited with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided that no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct or, subject to the next sentence, will be deemed to instruct, the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. To the extent we have provided the depositary with at least 45 days’ notice of a proposed meeting, if voting instructions are not timely received by the depositary from any holder, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by their ADSs as desired, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we inform the depositary in writing (and we agree to provide the depositary with such information promptly in writing) that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of shares and (b) unless, with respect to such meeting, the depositary has been provided with an opinion of our Cayman Islands counsel as agreed with such counsel, in form and substance satisfactory to the depositary, to the effect that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands solely by reason of grant, (b) the granting of such proxy will not result in a violation of Cayman Islands law, rule, regulation or permit applicable to our company and (c) any ruling given in accordance with the deposit agreement in respect of the voting arrangement and deemed instruction as contemplated under the deposit agreement will be given effect by the courts of the Cayman Islands.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the laws of the Cayman Islands and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Further, we are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, or the Exchange Act, as applicable to foreign private issuers and, accordingly, file certain reports with the SEC. All information filed with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are canceled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, canceled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

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an aggregate fee of US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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a fee for reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

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in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan Chase Bank, N.A. and/or its agent may act as principal for such conversion of foreign currency.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancelation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancelation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancelation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. Neither we nor the depositary nor any such agent will be liable if:

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any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or other circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

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it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People’s Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADR or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners therein on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancelation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR register, when reasonably requested by us solely in order to enable us to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof. Governing Law and Jurisdiction

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act”. The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	whether the debt securities are convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

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whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any provisions for the defeasance of the particular debt securities being issued in whole or in part;

•	any addition or change in the provisions related to satisfaction and discharge;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	any other terms of the debt securities.

General

We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as outstanding debt securities issued hereunder unless the additional debt securities are fungible with such outstanding debt securities for U.S. federal income tax purposes. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

The debt securities will be issued in fully registered form without interest coupons and, unless otherwise indicated in the applicable prospectus supplement, in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” The registrar acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. You may exchange or transfer your registered debt securities at the specified office of the registrar. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the registrar’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the “record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called “paying agents.” We may also choose to pay interest by mailing checks. We may also arrange for additional payment agents, and may change these agents, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

All payments of principal, premium and interest made by or on behalf of us in respect of the debt securities of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the British Virgin Islands, Cayman Islands, Hong Kong, the PRC or any jurisdiction where we or our paying agent are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any debt securities of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i) in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii) in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii) in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv) in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(v) in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(vi) to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii) with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA or any non-U.S. law, regulation or guidance enacted or issued with respect thereto;

(viii) any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

(ix) any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 business days prior to each date of payment of principal of, premium (if any) or interest on the debt securities of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on such debt securities if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent shall be entitled to rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or reasonably incurred expense without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us or its paying agent is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon written notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us, the date on which such successor Person to us became a successor to us pursuant to the applicable provisions of the indenture) (a “Tax Change”), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person’s jurisdiction is not a reasonable measure for purposes of this section.

Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of external legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers’ certificate from us or any such successor Person to us, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it. The trustee shall be entitled to rely conclusively upon such certificate and opinion as sufficient evidence of the conditions precedent described above, in which event it shall be conclusive and binding on the relevant holders.

Notice of redemption of debt securities as provided above shall be given to the holders not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

(i) change the Stated Maturity of any debt security;

(ii) reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

(iii) change any obligation of ours to pay Additional Amounts with respect to any debt security;

(iv) change the currency of payment of the principal of, premium (if any) or interest on any debt security;

(v) reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(vi) impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

(vii) reduce the above stated percentage of outstanding debt securities necessary to modify or amend the indenture;

(viii) reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(ix) modify the provisions of the indenture with respect to modification and waiver;

(x) amend, change or modify any provision of the indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

(xi) reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under “—Tax Redemption” or as described in the applicable prospectus supplement.

The holders of not less than a majority in principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities. Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

(i) cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

(ii) evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

(iii) comply with the rules of any applicable depositary;

(iv) secure any series of debt securities;

(v) add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

(vi) make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

(vii) evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

(viii) conform the text of the indenture or any series of the debt securities to any provision of this “Description of Debt Securities” to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers’ certificate;

(ix) make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

(x) change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(xi) make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

(xii) add guarantors or co-obligors with respect to any series of debt securities; and

(xiii) establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

(i) any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the British Virgin Islands, Cayman Islands or Hong Kong and such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes;

(ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii) we have delivered to the trustee an officers’ certificate and an opinion of external legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Payments for Consent

We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

(i) failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment (whether at Stated Maturity or upon acceleration, repurchase, redemption or otherwise);

(ii) failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii) we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv) we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series;

(v) (1) there occurs with respect to any of our indebtedness or indebtedness of any of our “significant subsidiaries,” as defined in Article 1, Rule 1-02 of Regulation S-K, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and (2) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of any other indebtedness of such Persons under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds US$60,000,000, and in each case, such indebtedness is not discharged, or such acceleration is not otherwise cured or rescinded, with 30 days;

(vi) one or more final judgments or orders for the payment of money are rendered against us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-K, and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed US$60,000,000, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-K, in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging us or any of our significant subsidiaries bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our significant subsidiaries under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our significant subsidiaries or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii) the commencement by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-K, of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any significant subsidiary to the entry of a decree or order for relief in respect of us or any of our significant subsidiaries in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any significant subsidiary, or the filing by us or any significant subsidiaries of a petition or answer or consent seeking reorganization or relief with respect to us or any of our significant subsidiaries under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any significant subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our significant subsidiaries or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our significant subsidiaries of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our significant subsidiaries in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our significant subsidiaries that resolves to commence any such action;

(ix) the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x) any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the then outstanding debt securities of that series provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may declare the unpaid principal amount of such debt securities and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-K, or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”) except for:

(1)    the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

(2)    our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

(4)    the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings “Consolidation, Merger and Sale of Assets” and “Payments for Consents”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default.

The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1)    we must irrevocably deposit with the trustee or the paying agent, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, we must deliver to the trustee an opinion of external legal counsel of recognized standing with respect to U.S. federal income tax matters that is acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of external legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, we must deliver to the trustee an opinion of external legal counsel of recognized standing with respect to U.S. federal income tax matters that is acceptable to the trustee confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)    we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(6)    we must deliver to the trustee an officers’ certificate and an opinion of external legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

(1)    either:

(a)

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the paying agent for cancellation; or

(b)

all debt securities of that series that have not been delivered to the paying agent for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee or the paying agent as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient (in the case of a deposit not entirely in cash, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the paying agent for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)    no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)    we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

(4)    we have delivered irrevocable instructions to the trustee or the paying agent (as the case may be) under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

In addition, we shall deliver an officers’ certificate and an opinion of external legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee under the indenture is Citibank, N.A.. Pursuant to the indenture, the trustee will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 388 Greenwich Street, New York, New York 10013.

The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, goodwill or opportunity), whether or not foreseeable, even if the trustee has been advised of the possibility of such loss or damage and regardless of the form of action.

Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, The City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon which process may be served in any such action.

We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Company” means iQIYI, Inc.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“holder” in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“PRC” means the People’s Republic of China, excluding, for purposes of this definition, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Stated Maturity” means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Equity” as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with U.S. GAAP, as shown on our consolidated balance sheet for the most recent fiscal quarter.

“U.S. GAAP” refers to generally accepted accounting principles in the United States of America.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

We have been advised by Walkers (Hong Kong), our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature. We have also been advised by Walkers (Hong Kong) that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that:

•

the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•	the judgment was final and conclusive and for a liquidated sum;

•	the judgment was not obtained by fraud; and

•	the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

PRC

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or ordinary shares.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell Class A ordinary shares of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell Class A ordinary shares to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of Class A ordinary shares in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell Class A ordinary shares pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each such selling shareholder and the number of Class A ordinary shares beneficially owned by each such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers in negotiated sales or competitively bid transactions;

•	or through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices;

•	or negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, iQIYI, Inc. and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A ordinary shares represented by the ADSs will be passed upon for us by Walkers (Hong Kong). The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of iQIYI, Inc. appearing in iQIYI, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019, and the effectiveness of iQIYI, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website http://ir.iqiyi.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on March 12, 2020;

•	our current report on Form 6-K with the Unaudited Interim Condensed Consolidated Financial Statements attached as Exhibit 99.1 furnished with the SEC on December 15, 2020;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form 8-A filed on March 16, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

iQIYI, Inc.

9/F, iQIYI Innovation Building

No. 2 Haidian North First Street, Haidian District

Beijing 100080, People’s Republic of China

Tel: +86 10 6267-7171

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

Information Not Required in Prospectus

Item 8.    Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

Pursuant to the indemnification agreements, the form of which has been filed as Exhibit 10.3 to our registration statement on F-1 (File No. 333-223263), as amended, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 or 1.2 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.    Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

Item 10.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description
1.1*	Form of Equity Securities Underwriting Agreement
1.2*	Form of Debt Securities Underwriting Agreement
4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 (File No. 333-223263), as amended, filed with the SEC on February 27, 2018)
4.2	Deposit Agreement (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-225165) filed with the SEC on May 24, 2018)
4.3	Sixth Amended and Restated Shareholders Agreement, dated October 26, 2017, among the registrant, its ordinary shareholders and preferred shareholders and other parties thereto (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form F-1 (File No. 333-223263), as amended, filed with the SEC on February 27, 2018)
4.4**	Form of Indenture
4.5**	Form of Debt Security (included in Exhibit 4.4)
5.1**	Opinion of Walkers (Hong Kong) regarding the validity of the securities being registered
5.2**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
8.1**	Opinion of Walkers (Hong Kong) regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Jingtian & Gongcheng regarding certain PRC law matters
10.1**	Third Amended and Restated 2010 Equity Incentive Plan
23.1**	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)
23.3**	Consent of Jingtian & Gongcheng (included in Exhibit 8.2)
23.4**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2)
24.1**	Power of attorney (included on signature page hereof)
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Indenture

*

To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

**	Filed with this registration statement on Form F-3.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on December 15, 2020.

iQIYI, INC.

By:	/s/ Yu Gong
	Name:	Yu Gong
	Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Yu Gong and Xiaodong Wang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on December 15, 2020.

Signature	Title

/s/ Robin Yanhong Li
Robin Yanhong Li	Chairman of the Board of Directors

/s/ Yu Gong
Yu Gong	Chief Executive Officer (principal executive officer) and Director

/s/ Herman Yu
Herman Yu	Director

/s/ Chuan Wang
Chuan Wang	Director

/s/ Haifeng Wang
Haifeng Wang	Director

/s/ Dou Shen
Dou Shen	Director

/s/ Sam Hanhui Sun
Sam Hanhui Sun	Independent Director

/s/ Jane Jie Sun
Jane Jie Sun	Independent Director

/s/ Xiaodong Wang
Xiaodong Wang	Chief Financial Officer (principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of iQIYI, Inc. has signed this registration statement or amendment thereto in New York, United States on December 15, 2020.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President